Exhibit 99.3

SECOND AMENDMENT

OF

UNITEDHEALTH GROUP

401(k) SAVINGS PLAN

(2010 Restatement)

THIS AMENDMENT, made and entered into as of December 16, 2010, by UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (the “Principal Sponsor”);

WHEREAS, The Principal Sponsor has heretofore established and maintains an earnings reduction profit sharing plan (the “Plan”) which is embodied in a document dated January 27, 2010, and entitled “UNITEDHEALTH GROUP 401(k) SAVINGS PLAN (2010 Restatement),” (hereinafter referred to as the “401(k) Plan Statement”); and

WHEREAS, The Principal Sponsor has delegated to its Executive Vice President, Human Capital, the power to amend the 401(k) Plan Statement.

NOW, THEREFORE, BE IT RESOLVED, That the 401(k) Plan Statement is hereby amended in the following respects:

1. AMENDMENT TO THE AUTOMATIC INCREASE PROVISIONS. Effective on January 1, 2011, Section 2.4.5. of the 401(k) Plan Statement shall be amended to read in full as follows.

2.4.5 Automatic Increase in Enrollment Election.

(a)	The Automatic Election or Affirmative Election of each Participant who is making Participant Savings Contributions at the following rate as of the automatic increase date shall be increased as follows:

(i)	if the Participant is making Participant Savings Contributions at the rate of one percent (1%) of Eligible Pay as of the automatic increase date, the Participant’s contribution rate shall be automatically increased to two percent (2%) of Eligible Pay,

(ii)	if the Participant is making Participant Savings Contributions at the rate of two percent (2%) of Eligible Pay as of the automatic increase date, the Participant’s contribution rate shall be automatically increased to three percent (3%) of Eligible Pay,

(iii)	if the Participant is making Participant Savings Contributions at the rate of three percent (3%) of Eligible Pay as of the automatic increase date, the Participant’s contribution rate shall be automatically increased to four percent (4%) of Eligible Pay,

(iv)	if the Participant is making Participant Savings Contributions at the rate of four percent (4%) of Eligible Pay as of the automatic increase date, the Participant’s contribution rate shall be automatically increased to five percent (5%) of Eligible Pay, and

(v)	if the Participant is making Participant Savings Contributions at the rate of five percent (5%) of Eligible Pay as of the automatic increase date, the Participant’s contribution rate shall be automatically increased to six percent (6%) of Eligible Pay.

(b)	Such automatic increase shall occur on or as soon as administratively practicable following the Participant’s automatic increase date, unless the Participant provides the Committee or its designee with an Affirmative Election either specifying a different contribution percentage or terminating the automatic increase in the Participant’s contribution rate. For purposes of this Section 2.4.5, the “automatic increase date” shall mean:

(i)	February 1, 2011 and each February 1st thereafter; provided, however, that for an employee whose initial Enrollment Election occurs on or after August 1 of a calendar year beginning on or after January 1, 2010, such employee’s first automatic increase date shall occur on the February 1st of the second calendar year following the date of the employee’s initial Enrollment Election, and

(ii)	for an employee who ceases to be employed in Recognized Employment and who is later rehired into Recognized Employment or later enters Recognized Employment, any automatic increase date shall be determined under Section 2.4.5(b)(i) above based on the date of the employee’s initial Enrollment Election and not the date of any subsequent Enrollment Election.

2. AMENDMENT TO THE MATCHING CONTRIBUTION PROVISIONS. Effective on January 1, 2011, Section 3.3.1. of the 401(k) Plan Statement shall be amended to read in full as follows.

3.3.1 Amount. The Employer shall contribute to the Trustee for deposit in the Fund and for crediting to the Participant’s Employer Safe Harbor Matching Account an amount which will equal:

(a)	one hundred percent (100%) of the Participant’s Participant Savings Contributions for each pay period that do not exceed three percent (3%) of the Participant’s Eligible Pay for such pay period, plus

(b)	fifty percent (50%) of the Participant’s Savings Contributions for each pay period that exceed three percent (3%) but do not exceed six percent (6%) of the Participant’s Eligible Pay for such pay period.

Such Employer Safe Harbor Matching Contributions shall be delivered to the Trustee for deposit in the Fund not later than the time prescribed by federal law (including extensions) for filing the federal income tax return of the Employer for the taxable year in which the Plan Year ends.

3. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the 401(k) Plan Statement shall continue in full force and effect.